1650 Tyson Blvd. Suite 1600
McLean, VA 22102
February 28, 2006
Tel 703.714.8000
Fax 703.714.8100
LaSalle Bank National Association
ATTN: Corporate Trust Services, JPMCC 2005-CIBC12
135 South LaSalle Street, Suite 1625
Chicago, IL 60603

    RE:    J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates Series 2005-CIBC12 (the "Certificates")

This Officer's Certificate and Annual Statement as to Compliance is furnished to you pursuant to Section 3.13 of the Pooling and Servicing Agreement (the "Agreement"), dated as of July 1, 2005, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Servicer, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee. All terms used herein shall have the meaning set forth tor such terms in the Agreement.

The undersigned Special Servicer Officer, on behalf of J.E. Robert Company, Inc., hereby certifies:

(i) a review of the activities of the Special Servicer during the calendar year 2005 (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement has been made under such officer's supervision;

(ii) to the best of such officer's knowledge, based on said review, the Special Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout said year (or, if applicable, the portion of such year during which the Certificates were outstanding): and,

(iii) the Special Servicer has received no notice regarding qualification, or challenging the status, of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC under the REMIC Provisions from ihe Internal Revenue Service or any other governmental agency or body.

J.E. ROBERT COMPANY, INC.

By: /s/ Debra H. Morgan	By: /s/ Michael F. Cocanougher
Debra H. Morgan	Michael F. Cocanougher
Vice President	Director of Special Servicing
Special Servicer Officer	Special Servicing Officer

    A J.E. ROBERT COMPANY